Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132747
Subject to Completion: PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006) Preliminary Prospectus Supplement dated April 3, 2007

Call Warrants Linked to a Global Index Basket
UBS AG • Call Warrants linked to a Global Index Basket Expiring on or about April 21, 2011
Issuer (Booking Branch):	UBS AG (Jersey Branch)

Term; Expiration Date:	4 years. We currently expect that the Warrants will expire on or about April 21, 2011.

Index Basket:	The Index Basket (the “Basket”) will be composed of three indices (each, a “Basket Index” and, together, the “Basket Indices”). The Basket Indices and their weightings in the Basket are as follows:

	Basket Indices	Weights
	S&P 500® Index (“S&P Index”)	33.34%
	Dow Jones EuroStoxx 50® Index (“EURO STOXX Index”)	33.33%
	Nikkei® 225 Index (“Nikkei Index”)	33.33%

Type of Warrant:	European-style, cash-settled call warrants, each linked to the performance of the Basket.

Number of Warrants
Offered:	• (to be determined on a date we currently expect to be on or about April 24, 2007 (the “trade date”)).

Minimum Purchase:	100 Warrants

Issue Price:	$10 per Warrant (for a total minimum issue price of $1,000).

Warrant Premium:	Between 14.50% and 16.00% (to be determined on the trade date).

Notional Amount
(per Warrant)	Between $• and $• per Warrant (equal to the issue price divided by the Warrant Premium).

Automatic Exercise:	The Warrants will be automatically exercised on the expiration date if the Expiration Level is greater than the Strike Level. You do not have the right to exercise your Warrants prior to the expiration date.
If the Expiration Level is equal to or less than the Strike Level, the Warrants will expire worthless and you will lose your entire investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the warrants will expire worthless.

Payment upon Automatic
Exercise:	If the Warrants are automatically exercised, you will receive the Notional Amount multiplied by the Basket
Return (the “Cash Settlement Amount”) on or around the fourth business day following the expiration date
(the “cash settlement payment date”).
The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement
Amount that is greater than the issue price. If the Basket Return is positive but less than the Warrant
Premium, you will lose part of your investment in the Warrants.

Basket Return:	Expiration Level – Strike Level
Strike Level

Strike Level:	100, the closing level of the Basket on the trade date.

Expiration Level:	The closing level of the Basket on the expiration date. The Expiration Level will be calculated as follows:
100 X (1 + (33.34% of the S&P Index Return + 33.33% of the EURO STOXX Index Return + 33.33% of
the Nikkei Index Return)).

No Listing:	The Warrants will not be listed or displayed on any securities exchange or any electronic communications network.

CUSIP Number:	90261J210

ISIN Number:	US90261J2107

To help investors identify appropriate structured investment products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Solutions, Optimization Solutions,
Performance Solutions and Leverage Solutions. The securities offered hereby are classified by UBS as a Leverage Solution for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on S-4.

See “Risk Factors” beginning on Page S-9 for risks related to an investment in the warrants.

This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement accompanying prospectus. Any representation to the contrary is a criminal offense.

The Warrants are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to	Underwriting	Proceeds to
	Public	Discount	UBS AG
Per Warrant	100%	4.69 to 5.17%	94.83 to 95.31%
Total	$•	$•	$•

UBS Investment Bank	UBS Financial Services Inc.
Prospectus Supplement dated April •, 2007

Prospectus Supplement Summary

The following is a summary of some of the key features of the Warrants, as well as a discussion of factors you should consider before purchasing the Warrants. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not its consolidated subsidiaries.

What are the Warrants?

The call warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of a basket (the “Basket”) from the trade date to the expiration date. The performance of the Basket is based on the performance of three indices (each, a “Basket Index” and together, the “Basket Indices”). The Basket Indices and their relative weightings are set forth below:

Basket Indices	Weights
S&P 500® Index (“S&P Index”)	33.34%
Dow Jones EuroStoxx 50® Index (“EURO STOXX Index”)	33.33%
Nikkei® 225 Index (“Nikkei Index”)	33.33%

For further information concerning the Basket Indices, see “The Indices” on page S-16.

The Warrants are European-style cash-settled call warrants, entitling you, upon automatic exercise, to receive a cash payment based on the amount by which the closing level of the Basket on the expiration date (the “Expiration Level”) is above the closing level of the Basket on the trade date (the “Strike Level”). The Warrants may only be exercised at the time of expiration. The Warrants will be automatically exercised on the expiration date under the conditions described below. If the Warrants are not automatically exercised, they will expire worthless and you will lose your entire investment in the Warrants.

What is your payment at expiration?

The Warrants will expire on or about April 21, 2011 (the “expiration date”).

  If the Expiration Level is equal to or less than the Strike Level, the Warrants will not be exercised and will expire worthless on the expiration date.

  If the Expiration Level is equal to or less than the Strike Level, the Warrants will expireworthless, which means you will lose your entire investment and will not receive any cashpayment (Cash Settlement Amount) upon expiration.

  If the Expiration Level is greater than the Strike Level, the Warrants will be automatically exercised, and we will pay the Cash Settlement Amount on or around the fourth business day following the expiration date (the “cash settlement payment date”). The Cash Settlement Amount is based on the change in the level of the Basket as measured from the trade date to the expiration date, and is calculated as follows:

                                                              Cash Settlement Amount = Notional Amount X Basket Return

  The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement Amount that is greater than the issue price. If the Basket Return is positive but less than the Warrant Premium, you will lose part of your investment in the Warrants.

The “Issue Price” is $10 per Warrant.

The “Warrant Premium” will be between 14.50% and 16.00% (to be determined on the trade date).

The “Notional Amount” will be between $• and $• per Warrant (equal to the issue price divided by the Warrant Premium).

On the trade date, we will determine the Warrant Premium and the Notional Amount, which will be set forth in the final prospectus supplement.

The “Basket Return” measures the change in the level of the Basket based on the Expiration Level relative to the Strike Level and is expressed as follows:

Basket Return =	Expiration Level – Strike Level
Strike Level

The “Strike Level” will equal the closing level of the Basket on the trade date.

The “Expiration Level” will equal the closing level of the Basket on the expiration date, and will be calculated as follows:

100 X (1 + (33.34% of the S&P Index Return + 33.33% of the EURO STOXX
Index Return + 33.33% of the Nikkei Index Return)).

UBS AG, acting through its New Jersey Branch, will serve as the calculation agent. For more specific information on the calculation agent, see “Terms of the Warrants—Role of Calculation Agent.”

The Warrants are contractual obligations of UBS, with a issue price of $10 per Warrant, and a minimum purchase of 100 Warrants (for a total minimum issue price of $1,000).

For more specific information about the Warrants, including the calculation of the Cash Settlement Amount, if any, see “—If the Warrants are automatically exercised, what are the steps to calculate the Cash Settlement Amount?” on page S-4, “—Hypothetical Examples” on page S-6, “Valuation of the Warrants” on page S-27 and “Terms of the Warrants” on page S-28.

Selected Purchase Considerations

  Growth Potential—The Warrants provide the opportunity to earn returns from possible increases in the level of the Basket through a leveraged investment. Each Warrant will provide a return, if any, based on the Notional Amount rather than the issue price. Whether you receive a Cash Settlement Amount on the expiration of the Warrants and the amount of that Cash Settlement Amount will depend on the amount by which the Basket Return is above the Warrant Premium.

  Automatic Exercise; Worthless Expiration—The Warrants will be automatically exercised or will expire worthless on the expiration date and are not exercisable at your discretion.

  Minimum Purchase—100 Warrants (for a total minimum issue price of $1,000).

What are some of the risks of the Warrants?

An investment in the Warrants involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-9.

  The Warrants may expire worthless; you may lose your entire investment—The Warrants are fully exposed to decreases in the level of the Basket. If the Expiration Level is equal to or less than the Strike Level, the Warrants will expire worthless and you will lose your entire investment in the Warrants. You will receive a cash payment upon automatic exercise only if the Expiration Level is greater than the Strike Level, and the amount of any cash payment will depend on the amount by which the Expiration Level is above the Strike Level. The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement Amount that is greater than the issue price. If the Basket Return is positive but less than the Warrant Premium, you will receive a Cash Settlement Amount that is less than the issue price, in which case you will lose some of your initial investment in the Warrants.

  Accordingly, to get back your initial investment, the level of the Basket must increase by at least between 14.50% and 16.00% (to be determined on the trade date), a percentage which is equal to the Warrant Premium. You should therefore be prepared to lose some or all of your investment.

  Warrants are non-standardized options—The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The Warrants are unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the Cash Settlement Amount, if any, upon the automatic exercise of the Warrants. Further, the secondary market for the Warrants, if any, is not expected to be generally as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the expiration date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the Basket.

  Market risk—The return on the Warrants, which may be positive or negative, is linked to the performance of the Basket, and will depend on whether the Basket Return is positive or negative. If the Basket Return is zero or negative, you will lose your entire investment.

  No interest payments—You will not receive any periodic interest payments on the Warrants and you will not receive any dividend payments or other distributions on the securities included in the S&P Index (the “S&P Index Constituent Stocks”), the EURO STOXX Index (the “EURO STOXX Index Constituent Stocks”) and the Nikkei Index (the “Nikkei Index Constituent Stocks”), and together with the S&P Index Constituent Stocks, the EURO STOXX Index Constituent Stocks and the Nikkei Index Constituent Stocks, the “Basket Constituent Stocks”).

  No listing—The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Warrants will develop. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS may make a market in the Warrants, although they are not required to do so. If they decide to make a market in the Warrants, they may stop at any time. The limited secondary market for the Warrants may adversely affect the price that you receive for your Warrants if you do not wish to hold your investment until the expiration date.

The Warrants may be a suitable investment for you if:

  You are willing to accept the potential loss of some or all of your investment.

  You are willing to accept the risk of fluctuations in the Basket level.

  You expect that the level of the Basket will increase over the term of the Warrants and you expect that such increase will exceed the Warrant Premium as of the expiration date.

  You seek an investment with a return linked to the Basket over the term of the Warrants.

  You do not seek current income from this investment.

The Warrants may not be a suitable investment for you if:

  You believe that the level of the Basket is not likely to be greater than the Warrant Premium on the expiration date or you believe that the level of the Basket is likely to decrease or remain unchanged over the term of the Warrants.

  You are not willing to accept the potential loss of some or all of your investment.

  You are not willing to be exposed to fluctuations in the Basket level.

  You seek current income from your investment.

  You seek an investment for which there will be an active secondary market.

  You are unable or unwilling to hold the Warrants until the expiration date.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

  Protection Solutions are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

  Optimization Solutions are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

  Performance Solutions are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

  Leverage Solutions are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Buffer protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose more than 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost.

Classification of Structured Products into categories is not intended to guarantee particular results or performance.

What are the tax consequences of the Warrants?

Generally, until you sell your Warrants, they are exercised or they expire, there should be no U.S. federal income tax consequences to you from holding the Warrants. Upon the sale, exercise or expiration of your Warrants, you will generally recognize capital gain or loss equal to the difference between the amount that you receive at that time and the amount you paid for your Warrants.

You should read the “Supplemental United States Federal Income Tax Consequences” section on page S-35 for a more detailed discussion of the tax consequences of the Warrants and consult your tax advisor.

If the Warrants are automatically exercised, what are the steps to calculate the Cash Settlement Amount?

Set forth below is an explanation of the steps necessary to calculate the Cash Settlement Amount if the Warrants are automatically exercised. You will only receive a Cash Settlement Amount if the Expiration Level is greater than the Strike Level on the expiration date.

Step 1: Calculate the S&P Index Return, the EURO STOXX Index Return and the Nikkei Index Return.

The S&P Index Return =	S&P Index Expiration Level – S&P Index Strike Level
S&P Index Strike Level

where the S&P Index Strike Level is • and the S&P Index Expiration Level will be the closing level of the S&P Index on the expiration date.

The EURO STOXX Index Return =	EURO STOXX Index Expiration Level – EURO STOXX Index Strike Level
EURO STOXX Index Strike Level

where the EURO STOXX Index Strike Level is • and the EURO STOXX Index Expiration Level will be the closing level of the EURO STOXX Index on the expiration date.

The Nikkei Index Return =	Nikkei Index Expiration Level – Nikkei Index Strike Level
Nikkei Index Strike Level

where the Nikkei Index Strike Level is • and the Nikkei Index Expiration Level will be the closing level of the Nikkei Index on the expiration date.

Step 2: Calculate the Expiration Level.

The Expiration Level will be calculated as follows:

100 X (1 + (25% of the S&P Index Return + 25% of the EuroStoxx Index Return + 25% of the Nikkei Index Return)).

Step 3: Calculate the Basket Return.

The Basket Return, which may be positive or negative, measures the change in the level of the Basket based on the Expiration Level relative to the Strike Level and is expressed as follows:

Basket Return =	Expiration Level – Strike Level
Strike Level

Step 4: Calculate the Cash Settlement Amount.

i) If the Expiration Level is greater than the Strike Level, the Warrants will be automatically exercised and we will pay you a Cash Settlement Amount per Warrant equal to:

Cash Settlement Amount = Notional Amount X Basket Return

Notional Amount (per Warrant) =	$10
Warrant Premium (to
be determined on the
trade date)

The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement Amount that is greater than the issue price. If the Basket Return is positive but less than the Warrant Premium, you will lose part of your investment in the Warrants.

ii) If the Expiration Level is equal to or less than the Strike Level, the Warrants will expire worthless and you will lose your entire initial investment in the Warrants.

How do the Warrants Perform upon Expiration?

Assumptions for Hypothetical Examples and Hypothetical Return Profile:

Term:	4 Years

Issue Price
(per Warrant):	$10 per Warrant with a minimum purchase of 1,000 Warrants

Warrant Premium:	15.25% (the actual Warrant Premium will be set on the trade date)

Notional Amount	$65.57 per Warrant (equal to the issue price divided by the Warrant
(per Warrant)	Premium), actual Notional Amount will be set on the trade date

Automatic Exercise:	If the Expiration Level is greater than the Strike Level, the Warrants will be automatically exercised on the expiration date.
If the Expiration Level is equal to or less than the Strike Level, the
Warrants will expire worthless and you will not receive any cash payment upon expiration.

Payment upon	If the Warrants are automatically exercised, you will receive the Cash
Automatic Exercise:	Settlement Amount:

Cash Settlement Amount = Notional Amount X Basket Return

Basket Return =	Expiration Level – Strike Level
Strike Level

Strike Level:	100 (the actual Strike Level will be the closing level of the Basket on the trade date)

Expiration Level:	Closing level of the Basket on the expiration date

Hypothetical Examples

Example 1: The Basket Return is 30%
The Basket closes at 130 on the expiration date, a 30% increase from the Strike Level of 100.

This example illustrates that a 30% appreciation in the Basket over the term of the Warrants will result in a Cash Settlement Amount of $19.67 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 96.7%.

Since the Expiration Level is greater than the Strike Level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Notional Amount X Basket Return = Cash Settlement Amount
          $65.57 X 30% = $19.67

Investor receives $19.67 on the cash settlement payment date for each $10 Warrant (a 96.7% total return).

Example 2: The Basket Return is –30%
The Basket closes at 70 on the expiration date, a –30% decrease from the Strike Level of 100.

This example illustrates that a 30% decline in the Basket over the term of the Warrants will result in a payment of $0 for each Warrant. Since the Expiration Level is less than the Strike Level, the Warrants will not be exercised and your payment upon expiration will be $0. Therefore, the total return on your initial investment in the Warrants will be –100%.

Investor receives nothing on the cash settlement payment date for each $10 Warrant (a –100% total return).

Example 3: The Basket Return is 15.25%
The Basket closes at 115.25 on the expiration date, a 15.25% increase from the Strike Level of 100.

This example illustrates that a 15.25% appreciation in the Basket over the term of the Warrants will constitute a break-even point under the assumptions governing this example. At this point, the corresponding Cash Settlement Amount will be equal to your issue price per Warrant. Therefore, the total return on your initial investment in the Warrants will be 0%.

Since the Expiration Level is greater than the Strike Level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Notional Amount X Basket Return = Cash Settlement Amount
          $65.57 X 15.25% = $10.00

However, because the Basket Return is equal to the Warrant Premium, you will not receive a positive return on your investment.

Investor receives $10.00 on the cash settlement payment date for each $10.00 Warrant (a 0% total return).

Example 4: The Basket Return is 10%
The Basket closes at 110 on the expiration date, a 10% increase from the Strike Level of 100.

This example illustrates that a 10% appreciation in the Basket over the term of the Warrants will result in a Cash Settlement Amount of $6.58 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately –34%. Although the Expiration Level exceeds the Strike Level, the Basket did not appreciate by a sufficient amount to exceed the Warrant Premium of 15.25%.

Since the Expiration Level is greater than the Strike Level, your Warrant will be automatically exercised and your payment uon expiration will be calculated as:

Notional Amount X Basket Return = Cash Settlement Amount
          $65.57 X 10% = $6.58

However, because the Basket Return is less than the Warrant Premium, you will lose part of your investment.

Investor receives $6.58 on the cash settlement payment date for each $10 Warrant (a –34% total return).

Example 5: The Basket Return is 0%
The Basket closes at 100 on the expiration date, a 0% increase from the Strike Level of 100.

This example illustrates that a 0% flat return of the Basket over the term of the Warrants will result in a payment of $0 for each Warrant. Since the Expiration Level is equal to the Strike Level, the Warrant will not be exercised and your payment upon expiration will be $0 (Warrant expires worthless). Therefore, the total return on your initial investment in the Warrants will be –100%.

Investor receives nothing on the cash settlement payment date for each $10 Warrant (a –100% total return).

Hypothetical Return Profile upon Expiration

	4 Year Basket	Warrant		Warrant	Warrant
4 Year Basket	Annualized	Value at	Gain/Loss	Total	Annualized
Return	Return	Expiration	on Warrant	Return	Return
100.0%	18.92%	$65.57	$55.57	556%	60.02%
90.0%	17.41%	$59.02	$49.02	490%	55.86%
80.0%	15.83%	$52.46	$42.46	425%	51.34%
70.0%	14.19%	$45.90	$35.90	359%	46.37%
60.0%	12.47%	$39.34	$29.34	293%	40.84%
50.0%	10.67%	$32.79	$22.79	228%	34.56%
40.0%	8.78%	$26.23	$16.23	162%	27.26%
30.0%	6.78%	$19.67	$9.67	97%	18.43%
20.0%	4.66%	$13.11	$3.11	31%	7.01%
15.25%	3.61%	$10.00	$0.00	0%	0.00%
10.0%	2.41%	$6.56	–$3.44	–34%	–10.01%
5.0%	1.23%	$3.28	–$6.72	–67%	–24.33%
0.0%	0.00%	$0.00	–$10.00	–100%	–100.00%
–20.0%	–5.43%	$0.00	–$10.00	–100%	–100.00%
–10.0%	–2.60%	$0.00	–$10.00	–100%	–100.00%
–20.0%	–5.43%	$0.00	–$10.00	–100%	–100.00%
–30.0%	–8.53%	$0.00	–$10.00	–100%	–100.00%
–40.0%	–11.99%	$0.00	–$10.00	–100%	–100.00%
–50.0%	–15.91%	$0.00	–$10.00	–100%	–100.00%
–60.0%	–20.47%	$0.00	–$10.00	–100%	–100.00%
–70.0%	–25.99%	$0.00	–$10.00	–100%	–100.00%
–80.0%	–33.13%	$0.00	–$10.00	–100%	–100.00%
–90.0%	–43.77%	$0.00	–$10.00	–100%	–100.00%
–100.0%	–100.00%	$0.00	–$10.00	–100%	–100.00%

Risk Factors

Your investment in the Warrants will involve risks. The Warrants are not secured and are riskier than ordinary unsecured debt. You may lose all of the principal amount you invest. The return on the Warrants, if any, is linked to the performance of the S&P 500® Index (“S&P Index”), the Dow Jones EuroStoxx 50® Index (“EURO STOXX Index”) and the Nikkei® 225 Index (“Nikkei Index”) (the S&P Index, the EURO STOXX Index and the Nikkei Index are collectively referred to as the “Basket Indices”), and will depend on whether the Expiration Level is greater than, equal to or less than the Strike Level. If the Expiration Level for the Warrants is equal to or less than the Strike Level, you will lose your entire initial investment in the Warrants. Investing in the Warrants is not equivalent to investing directly in the component stocks comprising the Basket Indices or the Basket Indices themselves because of (1) the fact that you will only earn a positive return on your investment if the Basket Return is greater than the Warrant Premium and (2) the leveraged nature of the Warrants. This section describes the most significant risks relating to the Warrants.
We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus before investing in the Warrants.

The Warrants are long-term options and may expire worthless.

Your Warrants will be automatically exercised or expire worthless on the expiration date and are not exercisable at your option. You will receive a Cash Settlement Amount upon expiration only if the Basket Return is greater than zero (i.e., the Expiration Level is greater than the Strike Level). The Warrants will be “in-the-money”, i.e., you will receive a Cash Settlement Amount, only if the Expiration Level is greater than the Strike Level. If the Expiration Level is equal to or less than the Strike Level, the Warrants will expire worthless and you will lose your entire initial investment in the Warrants.

If the Expiration Level is greater than the Strike Level, but the Basket Return is less than the Warrant Premium, you will receive a Cash Settlement Amount that is less than the issue price and will, therefore, lose part of your investment in the Warrants. You will not receive a Cash Settlement Amount upon expiration in excess of the issue price unless the Basket Return is greater than the Warrant Premium.

You should therefore be prepared to lose some or all of your investment in the Warrants.

See “Summary Description of Some of the Key Features of the Warrants—If the Warrants are automatically exercised, what are the steps to calculate the Cash Settlement Amount?” on page S-4 and “Terms of the Warrants—Payment to Holders of the Warrants in the Event of Automatic Exercise—Cash Settlement Amount” on page S-29 for a description of how the Cash Settlement Amount will be calculated.

The time remaining to the expiration date may adversely affect the market price of the Warrants.

You will lose your entire initial investment if the level of the Basket fails to increase over the term of the Warrants. This risk reflects the nature of a warrant as an asset which tends to decline in value over time and which may be worthless when it expires if the warrant is “out-of-the-money” (i.e., the Expiration Level is equal to or less than the Strike Level), which could occur if the Basket level fails to increase over the term of the Warrants. Assuming all other factors are held constant, the more a Warrant is out-of-the-money and the shorter its remaining time to expiration, the greater the risk that the Warrants will expire worthless and you will lose all of your initial investment. Therefore, the market value of the Warrants is likely to reflect the extent of the rise or decline in the level of the Basket Indices in connection with the time remaining to the expiration date.

Risk Factors

Changes that affect the calculation of the Basket Indices will affect the market value of the Warrants and the amount you will receive on the cash settlement payment date.

The policies of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P Index Sponsor”), with respect to the S&P Index, STOXX Limited (the “EURO STOXX Index Sponsor”) with respect to the EURO STOXX Index and Nihon Keizai Shimbun, Inc. (the “Nikkei Index Sponsor”) with respect to the Nikkei Index (the S&P Index Sponsor, the EURO STOXX Index Sponsor and the Nikkei Index Sponsor are collectively referred to as the “Index Sponsors”) concerning the calculation of the Basket Indices, additions, deletions or substitutions of the Basket Constituent Stocks and the manner in which changes affecting the Basket Constituent Stocks or the issuers of the Basket Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Basket Indices, could affect the Basket Indices and, therefore, could affect the amount payable on the Warrants at expiration, and the market value of the Warrants prior to expiration. The amount payable on the Warrants and their market value could also be affected if any Index Sponsor changes these policies, for example by changing the manner in which it calculates its respective Basket Index, or if any Index Sponsor discontinues or suspends calculation or publication of its respective Basket Index, in which case it may become difficult to determine the market value of the Warrants. If events such as these occur, or if the Expiration Level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent-which initially will be UBS Securities LLC, an affiliate of UBS—may determine the Expiration Level or fair market value of the Warrants-and thus the amount payable on the cash settlement payment date—in a manner it considers appropriate, in its sole discretion.

The Basket is composed of the Basket Indices. Any positive return in one Index may be offset by a negative return in another Index.

The Warrants are linked to the performance of the Basket, which is composed of the three Indices. Each of the Basket Indices is given substantially equal weight in determining the value of the Basket. Accordingly, the performance of the Basket will be based on the aggregate appreciation or depreciation of the Basket Indices taken as a whole. Therefore, a positive return in one Basket Index may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another Basket Index, resulting in an aggregate Basket Return equal to or less than zero.

The Basket Return for the Warrants will not be adjusted for changes in exchange rates that might affect the EURO STOXX Index and the the Nikkei Index

Although some of the Basket Constituent Stocks are traded in currencies other than U.S. dollars, and the Warrants are denominated in U.S. dollars, the amount payable on the Warrants on the cash settlement payment date will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies upon which Basket Constituent Stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Basket Return for the Warrants. The amount we pay in respect of the Warrants on the cash settlement payment date will be based solely upon the Basket Return. See “Terms of the Warrants—Payment to Holders of the Warrants in the Event of Automatic Exercise” beginning on page S-29.

Owning the Warrants is not the same as owning the Basket Constituent Stocks or a security directly linked to the performance of any of the specific Basket Indices which make up the Basket.

The return on your Warrants will not reflect the return you would realize if you actually owned the applicable Basket Constituent Stocks or a security directly linked to the performance of the applicable Basket Index and held such investment for a similar period because the level of the Basket Indices is calculated in part by reference to the prices of the Basket Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Risk Factors

Even if the level of the Basket increases above the Strike Level during the term of the Warrant, the market value of the Warrants may not increase by the same amount. It is also possible for the level of the Basket to increase while the market value of the Warrants declines.

The market value of the Warrants may be influenced by unpredictable factors.

The market value of your Warrants may fluctuate between the date you purchase them and the expiration date, when the calculation agent will determine your Cash Settlement Amount. Several factors, many of which are beyond our control, will influence the market value of the Warrants. We expect that generally the level of the Basket on any day will affect the market value of the Warrants more than any other single factor. Other factors that may influence the market value of the Warrants include:

  the volatility of the applicable Basket Index (i.e., the frequency and magnitude of changes in the level of each Basket Index);

  the composition of the applicable Basket Index and changes in the Basket Constituent Stocks;

  the market price of the Basket Constituent Stocks;

  the dividend rate paid on the Basket Constituent Stocks (while not paid to holders of the Warrants, dividend payments on each Basket Index’s Constituent Stocks may influence the value of the Basket Constituent Stocks and the level of the respective Basket Index and, therefore, affect the market value of the Warrants);

  supply and demand for the Warrants, including inventory positions with UBS Securities LLC or any other market-maker;

  interest rates in the market;

  the time remaining to the expiration of the Warrants;

  the creditworthiness of UBS, including actual or anticipated downgrades in UBS’ credit rating; and

  economic, financial, political, regulatory or judicial events that affect the level of the applicable Basket Index or the market price of the Basket Constituent Stocks or that affect stock markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Warrants may offset or enhance the effect of another factor.

The formula for determining the Cash Settlement Amount does not take into account all developments in the Basket.

Changes in the Basket Indices during the term of the Warrants before the expiration date will not be reflected in the calculation of the Cash Settlement Amount payable, if any, on the cash settlement payment date. The calculation agent will calculate the Cash Settlement Amount by comparing only the level of the Basket on the trade date and the level of the Basket on the expiration date. No other Basket levels will be taken into account. As a result, you may lose some or all of your initial investment even if the Basket has at certain times during the term of the Warrants risen before falling to a level below the Strike Level on the expiration date.

Risk Factors

Trading and other transactions by UBS or its affiliates in the Basket Constituent Stocks, futures, options, exchange-traded funds or other derivative products on the Basket Constituent Stocks or the Basket Indices may impair the market value of the Warrants.

As described below under “Use of Proceeds and Hedging” on page S-34, UBS or its affiliates may hedge their obligations under the Warrants by purchasing the Basket Constituent Stocks, futures or options on the Basket Constituent Stocks or the Basket Indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Basket Constituent Stocks or the Basket Indices, and they may adjust these hedges by, among other things, purchasing or selling the Basket Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Basket Constituent Stocks or the Basket Indices at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Basket Constituent Stocks and/or the level of the Basket Indices and, therefore, the market value of the Warrants. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines.

UBS or its affiliates may also engage in trading in the Basket Constituent Stocks and other investments relating to the Basket Constituent Stocks or the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Basket Constituent Stocks and the level of the Basket Indices and, therefore, the market value of the Warrants. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Constituent Stocks or the Basket Indices. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Warrants.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Basket Indices and the Basket Constituent Stocks that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interest in the Warrants and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the Basket Indices, could be adverse to such holders’ interests as beneficial owners of the Warrants.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Basket Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Basket Constituent Stocks and the level of the Basket Indices and, therefore, the market value of the Warrants.

You will not receive interest payments on the Warrants or dividend payments on the Basket Constituent Stocks or have shareholder rights in the Basket Constituent Stocks.

You will not receive any periodic interest payments on the Warrants and you will not receive any dividend payments or other distributions on the Basket Constituent Stocks. As an owner of the Warrants, you will not have voting rights or any other rights that holders of the Basket Constituent Stocks may have.

Risk Factors

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Warrants. Any such research, opinions or recommendations could affect the level of the Basket Constituent Stocks or the Basket Indices or the market value of the Warrants.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. UBS and its affiliates may publish research or other opinions that calls into question the investment view implicit in the Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the Basket Constituent Stocks or the Basket Indices.

UBS and its affiliates have no affiliation with the Index Sponsors and are not responsible for their public disclosure of information.

UBS and its affiliates are not affiliated with the Index Sponsors in any way (except for licensing arrangements discussed below in “The Indices” beginning on page S-16) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of each Basket Index. If the Index Sponsors discontinue or suspend the calculation of their respective Basket Index, it may become difficult to determine the market value of the Warrants upon expiration or the amount payable on the cash settlement payment date. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the particular Basket Index exists, the amount you receive on the cash settlement payment date will be determined by the calculation agent in its sole discretion. The Index Sponsors are not involved in the offer of the Warrants in any way and have no obligation to consider your interest as an owner of Warrants in taking any actions that might affect the value of your Warrants.

We have derived the information about each Index Sponsor and each Basket Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Indices or the Index Sponsors contained in this prospectus supplement. You, as an investor in the Warrants, should make your own investigation into the Basket Indices and the Index Sponsors.

There are potential conflicts of interest between you and the calculation agent.

UBS AG, acting through its Jersey Branch, will serve as the calculation agent. UBS AG will, among other things, decide the amount of the return paid out to you on the payment date. Because UBS AG is acting both as calculation agent and issuer, conflicts of interest may arise in connection with its performance of its role as calculation agent. For a fuller description of the calculation agent’s role, see “Terms of the Warrants—Role of Calculation Agent” on page S-32. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Constituent Stocks or one or more of the Basket Indices has occurred or is continuing on the day when the calculation agent will determine the expiration level for a particular Basket Index. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with UBS’s, or one or more of its affiliates’, ability to unwind their hedge positions. Since these determinations by the calculation agent may affect the market value of the Warrants, the calculation agent may have a conflict of interest if it needs to make any such decision.

Risk Factors

The calculation agent can postpone the determination of the Expiration Level or the cash settlement payment date if a market disruption event occurs on the expiration date.

The determination of the Expiration Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the expiration date. If such a postponement occurs, then the calculation agent will instead use the closing level of the particular Basket Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the expiration date for the Warrants be postponed by more than ten business days. As a result, the cash settlement payment date for the Warrants could also be postponed, although not by more than ten business days. If the expiration date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the expiration date. If a market disruption event is occurring on the last possible expiration date, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the particular Basket Index that would have prevailed in the absence of the market disruption event. See “Terms of the Warrants—Market Disruption Event” on page S-30.

There may be an illiquid trading market in the Warrants—sales in the secondary market may result in significant losses.

You should be willing to hold your Warrants until the expiration date. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. There may be little or no secondary market for the Warrants. UBS Securities LLC and UBS Financial Services Inc. may make a market for the Warrants, although they are not required to do so, and they may stop any such market making activities at any time. As market makers, trading of the Warrants may cause UBS Securities LLC or UBS Financial Services Inc. to have long or short positions of the Warrants in their inventory. The supply and demand for the Warrants, including inventory positions of market makers, may affect the secondary market price for the Warrants. As a result, if you sell your Warrants before the expiration date, you may have to do so at a discount relative to the theoretical value of the Warrants based on the then prevailing particular Basket Index level, and, as a result, you may suffer substantial losses.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Warrants in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Warrants. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

An investment in the Warrants linked to certain Basket Indices is subject to risks associated with non-U.S. securities markets.

The EURO STOXX Index and Nikkei Index Constituent Stocks have been issued by foreign companies. An investment in warrants linked to the value of foreign equity securities involve particular risks. Foreign securities markets may be more volatile than U.S. securities markets and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S.

Risk Factors

reporting companies. Securities prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.

Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Warrants are not standardized options issued by the Options Clearing Corporation.

The Warrants are not standardized options of the type issued by the OCC, a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the Warrants must look solely to UBS for performance of its obligations to pay the Cash Settlement Amount, if any, upon expiration of the Warrants. Further, the market for the Warrants is not expected to be as liquid as the market for OCC standardized options.

The Warrants are unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt.

Historical performance of the Basket Indices should not be taken as an indication of its future performance during the term of the Warrants.

It is impossible to predict whether the level of the Basket Indices will rise or fall, and therefore whether you will be entitled to receive a Cash Settlement Amount following the expiration date in the event of an automatic exercise of the Warrants. The level of each Basket Index will be influenced by complex and interrelated economic, financial, political and other factors.

Significant aspects of the tax treatment of the Warrants are uncertain.

Significant aspects of the tax treatment of the Warrants are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Warrants, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section on page S-4, “Supplemental United States Federal Income Tax Considerations” on page S-35, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

UBS has a non-exclusive right to use the Basket Indices.

UBS has been granted a non-exclusive right to use each Basket Index and related service marks and trademarks in connection with the Warrants. If UBS breaches its obligations under any such license, the applicable Index Sponsor or publisher, as the other party to the license agreement, will have the right to terminate the license. If any Index Sponsor or publisher chooses to terminate the license agreement, UBS must immediately cease use of the applicable Basket Index. If this occurs, it may become difficult for UBS to determine the amount payable, if any, at the expiration of the Warrants. The calculation agent in this case will determine the Expiration Level or the fair market value of the Warrants—and thus the amount payable on the cash settlement payment date—in a manner it considers appropriate in its reasonable discretion.

The Indices

The S&P 500® Index

We have derived all information regarding the S&P 500® Index (the “Index”) contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies (the “Index Constituent Stocks”) as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of March 30, 2007, 423 companies or 85.8% of the Index by market capitalization traded on the New York Stock Exchange, 77 companies or 14.2% of the Index by market capitalization traded on The Nasdaq Stock Market, and 0 companies or 0.0% of the Index by market capitalization traded on the American Stock Exchange. As of March 30, 2007, the Index represented approximately 73% of the market value of S&P’s internal data base of over 6,567 equities. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,567 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses: Consumer discretionary (89), Consumer Staples (38), Energy (33), Financials (90), Health Care (54), Industrials (52), Information Technology (75), Materials (28), Telecommunication Services (9) and Utilities (32). S&P may, from time to time, in its sole discretion, add companies to or delete companies from the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Warrants will not reflect the return you would realize if you actually owned the Index Constituent Stocks and received the dividends paid on such stocks.

Computation of the Index

S&P currently computes the Index as of a particular time as follows:

  the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the “market value” of that stock);

  the market values of all component stocks as of that time are aggregated;

  the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

The Indices

  the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

  the current aggregate market value of all component stocks is divided by the base value; and

  the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a “float-adjusted” number of shares to calculate the Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock’s market value. The transition to float adjustment took place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P began using only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

  the issuance of stock dividends;

  the granting to shareholders of rights to purchase additional shares of stock;

  the purchase of shares by employees pursuant to employee benefit plans;

  consolidations and acquisitions;

  the granting to shareholders of rights to purchase other securities of the issuer;

  the substitution by S&P of particular component stocks in the Index; or

  other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X	New Market Value	= New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable on the cash

The Indices

settlement payment date to beneficial owners of the Warrants. S&P does not guarantee the accuracy or the completeness of the Index or any data included in the Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable on the cash settlement payment date.

Historical Closing Levels of the S&P 500® Index

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Warrants. The historical Index levels do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Warrants receiving a positive return on their investment. The closing level of the Index on April 2, 2007 was 1,424.55. The Strike Level will be the closing level of the Index on the trade fate.

The graph below illustrates the performance of the Index from January 31, 1989 through April 2, 2007.

Source: Bloomberg L.P.

License Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Warrants. The Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Warrants are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Warrants particularly, or the ability of the Index to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by

The Indices

S&P without regard to UBS or the Warrants. S&P has no obligation to take the needs of UBS or the owners of the Warrants into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Warrants to be issued or in the determination or calculation of the equation by which the Warrants are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Warrants.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s,” “S&P,” “S&P 500,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Warrants are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Warrants.

Dow Jones EURO STOXX 50® Index

We have derived all information regarding the Dow Jones EURO STOXX 50® Index (the “EURO STOXX Index”) contained in this prospectus supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, STOXX Limited (the “EURO STOXX Index Sponsor”). The EURO STOXX Index Sponsor owns the copyright and all other rights to the EURO STOXX Index. The EURO STOXX Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX Index. We do not assume any responsibility for the accuracy or completeness of such information.

The EURO STOXX Index seeks to provide exposure to European large capitalization equity securities. The EURO STOXX Index universe is defined as all components of the 18 Dow Jones EURO STOXX Supersector Indices. The Dow Jones EURO STOXX Supersector Indices represent the Eurozone portion of the Dow Jones STOXX Total Market Index (the “Dow Jones STOXX TMI”), which in turn covers 95% of the total market capitalization of the stocks traded on the major exchanges of 17 European countries. The EURO STOXX Index universe includes Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The stocks that compose the EURO STOXX Index are traded in Euros and in other European currencies.

For each of the 18 Dow Jones EURO STOXX Supersector Indices, the component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding Dow Jones STOXX TMI Supersector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list.

Any remaining stocks that are currently components of the EURO STOXX Index are added to the selection list. The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the EURO STOXX Index Sponsor’s Supervisory Board may make additions and deletions to the selection list.

The Indices

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the EURO STOXX Index ranked between 41 and 60 are added as EURO STOXX Index components. If the component number is still below 50, then the largest stocks on the selection list are added until the EURO STOXX Index contains 50 stocks. The EURO STOXX Index composition is reviewed annually in September and is subject to change.

The EURO STOXX Index is weighted by free-float market capitalization. Each component’s weight is capped at 10% of the EURO STOXX Index’s total free-float market capitalization. Weights are reviewed quarterly and are also subject to change in response to specific events affecting the EURO STOXX Index component stocks.

The EURO STOXX Index is denominated in euros. The EURO STOXX Index Return will be calculated based on the closing levels of the EURO STOXX Index, as reported by Bloomberg L.P. under ticker symbol “SX5E.”

Stocks included in the EURO STOXX Index

According to publicly available information as of April 2, 2007, securities comprising the EURO STOXX Index (the “EURO STOXX Index Constituent Stocks”) consist of the companies listed below.

The weighting of each of the EURO STOXX Index Constituent Stocks within the EURO STOXX Index is also provided. All data listed below is as of April 2, 2007.

Name	Country	Sector	% Weight
Total SA	FRANCE	Energy	5.42%
Banco Santander Central Hispano SA	SPAIN	Financial	3.82%
UniCredito Italiano SpA	ITALY	Financial	3.38%
Telefonica SA	SPAIN	Communications	3.28%
E.ON AG	GERMANY	Utilities	3.23%
Nokia OYJ	FINLAND	Communications	3.18%
BNP Paribas	FRANCE	Financial	3.13%
Sanofi-Aventis	FRANCE	Consumer, Non-cyclical	3.07%
Siemens AG	GERMANY	Industrial	3.07%
Allianz SE	GERMANY	Financial	3.06%
ING Groep NV	NETHERLANDS	Financial	3.02%
Banco Bilbao Vizcaya Argentaria SA	SPAIN	Financial	2.99%
ABN AMRO Holding NV	NETHERLANDS	Financial	2.80%
ENI SpA	ITALY	Energy	2.75%
DaimlerChrysler AG	GERMANY	Consumer, Cyclical	2.71%
Societe Generale	FRANCE	Financial	2.70%
AXA SA	FRANCE	Financial	2.60%
Intesa Sanpaolo SpA	ITALY	Financial	2.50%
Deutsche Bank AG	GERMANY	Financial	2.41%
Suez SA	FRANCE	Utilities	2.09%
Fortis	BELGIUM	Financial	2.04%
BASF AG	GERMANY	Basic Materials	1.93%
Deutsche Telekom AG	GERMANY	Communications	1.74%
Unilever NV	NETHERLANDS	Consumer, Non-cyclical	1.71%
RWE AG	GERMANY	Utilities	1.69%
Bayer AG	GERMANY	Basic Materials	1.66%
France Telecom SA	FRANCE	Communications	1.62%
Vivendi	FRANCE	Communications	1.62%

The Indices

Name	Country	Sector	% Weight
Assicurazioni Generali SpA	ITALY	Financial	1.61%
Enel SpA	ITALY	Utilities	1.55%
Koninklijke Philips Electronics NV	NETHERLANDS	Industrial	1.49%
Carrefour SA	FRANCE	Consumer, Non-cyclical	1.38%
SAP AG	GERMANY	Technology	1.37%
Groupe Danone	FRANCE	Consumer, Non-cyclical	1.35%
Muenchener Rueckversicherungs AG	GERMANY	Financial	1.33%
Cie de Saint-Gobain	FRANCE	Industrial	1.22%
Iberdrola SA	SPAIN	Utilities	1.18%
Telecom Italia SpA	ITALY	Communications	1.17%
Endesa SA	SPAIN	Utilities	1.16%
Air Liquide	FRANCE	Basic Materials	1.01%
Aegon NV	NETHERLANDS	Financial	1.00%
Credit Agricole SA	FRANCE	Financial	1.00%
L’Oreal SA	FRANCE	Consumer, Non-cyclical	0.99%
Repsol YPF SA	SPAIN	Energy	0.98%
LVMH Moet Hennessy Louis Vuitton SA	FRANCE	Diversified	0.98%
Alcatel-Lucent	FRANCE	Communications	0.94%
Allied Irish Banks PLC	IRELAND	Financial	0.91%
Lafarge SA	FRANCE	Industrial	0.80%
Renault SA	FRANCE	Consumer, Cyclical	0.80%
Koninklijke Ahold NV	NETHERLANDS	Consumer, Non-cyclical	0.63%

Historical Closing Levels of the EURO STOXX Index

Since its inception, the EURO STOXX Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the EURO STOXX Index during any period shown below is not an indication that the value of the EURO STOXX Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical closing levels of the EURO STOXX Index do not give an indication of the future performance of the EURO STOXX Index. UBS cannot make any assurance that the future performance of the EURO STOXX Index or its component stocks will result in holders of the Warrants receiving a positive return on their investment. The closing level of the EURO STOXX Index as of April 2, 2007 was 4,189.55. The Strike Level will be the closing level of the Index on the trade date.

The Indices

The graph below illustrates the performance of the EURO STOXX Index from January 31, 1989 through April 2, 2007.

Source: Bloomberg L.P.

License Agreement

We have entered into a non-exclusive license agreement with the EURO STOXX Index Sponsor, which grants us a license in exchange for a fee to use the EURO STOXX Index in connection with the issuance of certain securities, including the Warrants.

“Dow Jones EURO STOXX 50®” is a service mark of the EURO STOXX Index Sponsor. The EURO STOXX Index Sponsor has no relationship to UBS, other than the licensing of the EURO STOXX Index and its service marks for use in connection with the Warrants.

The EURO STOXX Index Sponsor does not:

  Sponsor, endorse, sell or promote the Warrants.

  Recommend that any person invest in the Warrants or any other financial products.

  Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Warrants.

  Have any responsibility or liability for the administration, management or marketing of the Warrants.

  Consider the needs of the Warrants or the owners of the Warrants in determining, composing or calculating the EURO STOXX Index or have any obligation to do so.

The EURO STOXX Index Sponsor will not have any liability in connection with the Warrants. Specifically, the EURO STOXX Index Sponsor does not make any warranty, express or implied, and the EURO STOXX Index Sponsor disclaims any warranty about:

The Indices

  the results to be obtained by the Warrants, the owner of the Warrants or any other person in connection with the use of the EURO STOXX Index and the data included in the EURO STOXX Index;

  the accuracy or completeness of the EURO STOXX Index or its data;

  the merchantability and the fitness for a particular purpose or use of the EURO STOXX Index or its data;

  any errors, omissions or interruptions in the EURO STOXX Index or its data; and

  any lost profits or indirect, punitive, special or consequential damages or losses, even if the EURO STOXX Index Sponsor knows that they might occur.

The licensing relating to the use of the EURO STOXX Index and trademark referred to above by UBS is solely for the benefit of UBS, and not for any other third parties.

Nikkei® 225 Index

We have derived all information regarding the Nikkei® 225 Index (the “Nikkei Index”) contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nihon Keizai Shimbun, Inc. or any of its affiliates (the “Nikkei Index Sponsor”). The Nikkei Index Sponsor owns the copyright and all other rights to the Nikkei Index. The Nikkei Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Nikkei Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Nikkei Index is not an indication of future performance. Future performance of the Nikkei Index may differ significantly from historical performance, either positively or negatively.

The Nikkei Index is a stock index calculated, published and disseminated by the Nikkei Index Sponsor that measures the composite price performance of selected Japanese stocks. The Nikkei Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”), and represents a broad cross-section of Japanese industry. All stocks included in the Nikkei Index trade on the TSE in Japanese yen. All 225 Nikkei Index stocks are listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the First Section, Second Section or Mothers Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section. Futures and options contracts on the Nikkei Index are traded on the Singapore Exchange Ltd., the Osaka Securities Exchange Co., Ltd. and the Chicago Mercantile Exchange Inc.

The Nikkei Index is a modified, price-weighted index. Each stock’s weight in the Nikkei Index is based on its price per share rather than the total market capitalization of the issuer. The Nikkei Index Sponsor calculates the Nikkei Index by multiplying the per-share price of each stock in the Nikkei Index by the corresponding weighting factor for such stock, calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set in 1949 at 225, was 24.29 as of April 2, 2007. The weighting factor for each stock in the Nikkei Index is computed by dividing 50 Japanese yen by the par value of that stock, so that the share price of each such stock when multiplied by its weighting factor corresponds to a share price based on a uniform par value of 50 Japanese yen. Each weighting factor represents the number of shares of the related Nikkei Index stock that are included in one trading unit of the Nikkei Index. The stock prices used in the calculation of the Nikkei Index are those reported by a primary market for the stocks in the Nikkei Index, which is currently the TSE. The level of the Nikkei Index is calculated once per minute during TSE trading hours.

The Indices

In order to maintain continuity in the level of the Nikkei Index in the event of certain changes affecting the stocks included in the Nikkei Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei Index is adjusted in a manner designed to prevent any change or discontinuity in the level of the Nikkei Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any stock in the Nikkei Index, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the Nikkei Index immediately after the change, will equal the level of the Nikkei Index immediately prior to the change.

Stocks included in the Nikkei Index may be deleted or added by the Nikkei Index Sponsor. However, to maintain continuity in the Nikkei Index, the policy of the Nikkei Index Sponsor is generally not to alter the composition of the Nikkei Index stocks except when a stock is deleted in accordance with the following criteria.

Any stock in the Nikkei Index becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Index: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock because of excess debt of the issuer or because of any other reason; transfer of the stock to the “Kanri Post” (Post for stocks under supervision); transfer of the stock to the “Seiri Post” (the Liquidation Post); or transfer of the stock to the Second Section of the TSE. In addition, any stock in the Nikkei Index with relatively low liquidity, based on trading volume and price fluctuation over the past five years, may be deleted by the Nikkei Index Sponsor. Upon deletion of a stock from the Nikkei Index, the Nikkei Index Sponsor will select, in accordance with certain criteria established by it, a replacement for the deleted stock. Until such replacement, the Nikkei Index will be calculated with the remaining stocks included in the Nikkei Index less the deleted stocks.

A list of the issuers of the stocks included in the Nikkei Index is available from the NKS Economic Electronic Databank System and the Nikkei Index Sponsor directly. The Nikkei Index Sponsor may delete, add or substitute any stock underlying the Nikkei Index.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Due to time zone differences, on any normal trading day, the TSE will close before the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei Index on any particular business day will generally be available in the United States by the opening of business on that business day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special offer quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei Index may be limited by price limitations, special quotes or by suspension of trading on stocks in the Nikkei Index, and these limitations may, in turn, adversely affect the value of the Warrants.

The Indices

Historical Closing Levels of the Nikkei Index

Since its inception, the Nikkei Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Nikkei Index during any period shown below is not an indication that the value of the Nikkei Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical closing levels of the Nikkei Index do not give any indication of the future performance of the Nikkei Index. UBS cannot make any assurance that the future performance of the Nikkei Index or its component stocks will result in holders of the Warrants receiving a positive return on their investment. The closing level of the Nikkei Index as of April 2, 2007 was 17,028.41. The Strike Level will be the closing level of the Index on the trade date.

The following graph sets forth the historical performance of the Nikkei Index from January 31, 1989 through April 2, 2007.

Source: Bloomberg L.P.

License Agreement

We have entered into a non-exclusive license agreement with the Nikkei Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the Nikkei Index in connection with the issuance of certain securities, including the Warrants. We are not affiliated with the Nikkei Index Sponsor; the only relationship between the Nikkei Index Sponsor and us is the licensing of the use of the Nikkei Index and trademarks relating to the Nikkei Index.

The Nikkei Index Sponsor is under no obligation to continue the calculation and dissemination of the Nikkei Index. The Warrants are not sponsored, endorsed, sold or promoted by the Nikkei Index Sponsor. No inference should be drawn from the information contained in this prospectus supplement that the Nikkei Index Sponsor makes any representation or warranty, implied or express, to us, any holder of the Warrants or any member of the public regarding the advisability of investing in securities generally, or in the Warrants in particular, or the ability of the Nikkei Index to track general stock market performance.

The Nikkei Index Sponsor determines, composes and calculates the Nikkei Index without regard to the Warrants. The Nikkei Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the Warrants in determining, composing or calculating the Nikkei

The Indices

Index. The Nikkei Index Sponsor is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Warrants and will not be responsible for, or participate in, any determination or calculation regarding the Cash Settlement Amount of the Warrants payable at expiration. The Nikkei Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Warrants.

The Nikkei Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei Index or the manner in which the Nikkei Index is applied in determining any initial Nikkei Index Starting Level or Nikkei Index Ending Level or any amount payable upon expiration of the Warrants.

THE NIKKEI INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI INDEX OR ANY DATA INCLUDED IN THE NIKKEI INDEX. THE NIKKEI INDEX SPONSOR ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

“Nikkei®” is a trademark of the Nikkei Index Sponsor and has been licensed for use by UBS. The Warrants are not sponsored, endorsed, sold or promoted by the Nikkei Index Sponsor, and the Nikkei Index Sponsor makes no representation regarding the advisability of investing in the Warrants.

Valuation of the Warrants

Upon expiration. The Cash Settlement Amount you receive on the cash settlement payment date, if any, is based on the level of the Basket on the trade date to the expiration date, as described below.

  If the Expiration Level is equal to or less than the Strike Level, the Warrants will not be exercised and will expire worthless on the expiration date.

  If the Expiration Level is greater than the Strike Level, the Warrants will be automatically exercised, and you will receive a Cash Settlement Amount equal to:

Cash Settlement Amount = Notional Amount X Basket Return

The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement Amount that is greater that the issue price. If the Basket Return is positive but less than the Warrant Premium, you will lose part of your investment in the Warrants.

For a description of how the Cash Settlement Amount will be calculated, see “Summary Description of Some of the Key Features of the Warrants—If the Warrants are automatically exercised, what are the steps to calculate the Cash Settlement Amount?” on page S-4 and “Terms of the Warrants—Payment to Holders of the Warrants in the Event of Automatic Exercise” on page S-29.

Prior to expiration. The market value of the Warrants will be affected by several factors many of which are beyond our control. We expect that generally the level of each Basket Index on any day will affect the market value of the Warrants more than any other factor. Other factors that may influence the market value of the Warrants include, but are not limited to, the time remaining to the expiration date, supply and demand for the Warrants, the volatility of the Basket Indices, the market price of the Basket Constituent Stocks, economic, financial, political, regulatory, or judicial events that affect the level of the Basket Indices or the market price of the Basket Constituent Stocks, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-9 for a discussion of the factors that may influence the market value of the Warrants prior to the cash settlement payment date.

Terms of the Warrants

In this section, references to “holders” mean those who own the Warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Warrants registered in street name or in the Warrants issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Warrants are part of a series that we may issue, from time to time, under the warrant indenture or warrant agreement more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Warrants. Terms that apply generally to all Warrants are described in “Description of Warrants We May Offer” in the accompanying prospectus. The terms described herein (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Warrants. If you have purchased the Warrants in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Warrants in more detail below.

Currency

Amounts that become due and payable on your warrants will be payable in U.S. dollars.

Form of Warrants

The Warrants will be issued in global form only. U.S. Bank Trust National Association, as the trustee (the “trustee”), will keep a register at its principal office, currently located at 100 Wall Street, Suite 1600, New York, New York 10005, on which shall be entered the name and address of each holder of the Warrants, the number and type of Warrants held by such holder and details of all transfers of Warrants. Each person shown in the register will be referred to as a “holder” and will (except as otherwise required by law) be treated as absolute owner of the relevant Warrants for all purposes (regardless of any notice of ownership, or any interest in it, any writing on it, or its theft or loss), and no person will be liable for so treating such person.

Coupon

We will not pay you interest during the term of the Warrants.

Denominations

Your minimum investment is 100 Warrants at a principal amount at $10 per Warrant (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a principal amount of $10 per Warrant. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Warrants.

Terms of the Warrants

Exercise of Warrants; Worthless Expiration

The Warrants are not exercisable at the option of the holder. The Warrants will be automatically exercised or will expire worthless on the expiration date. The Warrants will:

  Expire Worthless: If the Expiration Level is equal to or less than the Strike Level; or

  Automatically be Exercised: If the Expiration Level is greater than the Strike Level.

If the Warrants are automatically exercised, you will receive a Cash Settlement Amount as described below.

Payment to Holders of the Warrants in the Event of Automatic Exercise

Cash Settlement Amount

The Warrants are call warrants linked to the performance of the Basket, meaning that the economic return a holder of the Warrants receives is a function of the extent to which the level of the Basket increases from the trade date to the expiration date. The Warrants will entitle you to receive the Cash Settlement Amount if the Warrants are automatically exercised. The Warrants will be automatically exercised or expire worthless on the expiration date. If the Warrants are exercised, the Cash Settlement Amount you receive, if any, will be based on the Expiration Level relative to the Strike Level, as described below:

  If the Expiration Level is equal to or less than the Strike Level, the Warrants will not be exercised and will expire worthless on the expiration date.

  If the Expiration Level is equal to or less than the Strike Level, the Warrants will expire worthless,which means you will lose your entire investment and will not receive any cash payment uponexpiration.

  If the Expiration Level is greater than the Strike Level, the Warrants will be automatically exercised, and we will pay the Cash Settlement Amount on or around the cash settlement payment date. The Cash Settlement Amount is based on the change in the level of the Basket as measured from the trade date to the expiration date.

  The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement Amount that is greater than the issue price. If the Basket Return is positive but less than the Warrant Premium, you will lose part of your investment in the Warrants.

You could lose some or all of your investment in the Warrants if the level of the Basket does not increase at all or does not increase by a sufficient amount over the term of the Warrants. See “Risk Factors” beginning on page S-9.

For purposes of this section, the following terms shall have the meanings set forth below:

The Basket Return and the Notional Amount will be used to calculate the Cash Settlement Amount if the Warrants are automatically exercised. The Cash Settlement Amount per Warrant is expressed as:

Cash Settlement Amount = Notional Amount X Basket Return

The “Issue Price” is $10 per Warrant.

The “Warrant Premium” will be between 14.50% and 16.00% (to be determined on the trade date).

The “Notional Amount” will be between $• and $• per Warrant (equal to the issue price divided by the Warrant Premium).

Terms of the Warrants

On the trade date, we will determine the Warrant Premium and the Notional Amount, which will be set forth in the final prospectus supplement.

The “Basket Return” measures the change in the level of the Basket based on the Expiration Level relative to the Strike Level and is expressed as follows:

Basket Return =	Expiration Level – Strike Level
Strike Level

The “Strike Level” will equal the closing level of the Basket on the trade date.

The “Expiration Level” will equal the closing level of the Basket on the expiration date, and will be calculated as follows:

100 X (1 + (33.34% of the S&P Index Return + 33.33% of the EuroStoxx Index
Return + 33.33% of the Nikkei Index Return)).

Expiration Date

We currently expect the expiration date to be on or about April 21, 2011, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the expiration date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the expiration date be postponed by more than ten business days.

Cash Settlement Payment Date

We currently expect the cash settlement payment date to be on or about April 30, 2011, unless that day is not a business day, in which case the cash settlement payment date will be the next following business day. If the fourth business day before this applicable day does not qualify as the expiration date as determined in accordance with “—Expiration Date” above, then the payment date will be the fourth business day following such expiration date. The calculation agent may postpone the expiration date—and therefore the cash settlement payment date—if a market disruption event occurs or is continuing on a day that would otherwise be the expiration date. We describe market disruption events under “Market Disruption Event” below.

Market Disruption Event

The calculation agent will determine the Expiration Level on the expiration date. As described above, the expiration date may be postponed and, thus, the determination of the Expiration Level may be postponed if the calculation agent determines that, on the expiration date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Basket on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Expiration Level be postponed by more than ten business days.

If the determination of the Expiration Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Expiration Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Expiration Level that would have prevailed in the absence of the market disruption event.

Terms of the Warrants\

Any of the following will be a market disruption event:

  a suspension, absence or material limitation of trading in a material number of the Basket Constituent Stocks in the relevant Basket Index for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

  a suspension, absence or material limitation of trading in option or futures contracts relating to one or more of the Basket Indices or a material number of the Basket Constituent Stocks in the relevant Basket Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

  one or more of the Basket Indices is not published, as determined by the calculation agent in its sole discretion; or

  in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

  a decision to permanently discontinue trading in the option or futures contracts relating to one or more of the Basket Indices or any Basket Constituent Stocks.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to one or more of the Basket Indices or any Basket Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If any Index Sponsor discontinues publication of a particular Basket Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the particular Basket Index and approves such substitute index as a successor index, then the calculation agent will determine the particular Index Return and the amount payable on the cash settlement payment date by reference to such successor index.

If the calculation agent determines that the publication of a particular Basket Index is discontinued and that there is no successor index on any date when the level of the particular Basket Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the particular Basket Index.

If the calculation agent determines that the securities included in a particular Basket Index or the method of calculating a particular Basket Index have changed at any time in any respect that causes the particular Basket Index not to fairly represent the level of the particular Basket Index had such changes not been made or that otherwise affects the calculation of the particular Index Return upon expiration or the amount payable on the cash settlement payment date, then the calculation agent may make adjustments in this method of calculating the particular Index Return that it believes are appropriate to ensure that the Expiration Level used to determine the amount payable on the cash settlement payment date is

Terms of the Warrants

equitable. All determinations and adjustments to be made by the calculation agent with respect to the Expiration Level, the amount payable on the cash settlement payment date or otherwise relating to the level of the Basket may be made by the calculation agent in its sole discretion.

Role of Calculation Agent

UBS AG, acting through its Jersey Branch, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Warrants without notice. The calculation agent will make all determinations regarding the value of the Warrants upon expiration, market disruption events, business days, the default amount, the Strike Level, the Expiration Level and the amount payable in respect of your Warrants. You should be aware that the calculation agent is under no obligation to take your interests into consideration when making determinations regarding the Warrants. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of Warrants at expiration will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Warrants are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depository.

Business Day

When we refer to a business day with respect to the Warrants, we mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid or warrant property delivered by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder of the Warrants will be repaid or redelivered to us. After that two-year period, the holder of the Warrants may look only to us for payment of any money or delivery of any warrant property, and not to the trustee, any other paying agent or anyone else.

Booking Branch

The Warrants will be booked through UBS AG, Jersey Branch.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

As of December 31, 2006	CHF	USD
	(in millions)
Debt
Debt issued (1)	325,790	267,159
Total Debt	325,790	267,159
Minority Interest (2)	6,089	4,993
Shareholders’ Equity	49,801	40,839
Total capitalization	381,680	312,991
______

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.82004 (the rate of exchange in effect as at December 31, 2006).

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Warrants for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.

In anticipation of the sale of the Warrants, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to one or more Basket Indices and/or listed and/or over-the-counter options, futures or exchange-traded funds on the Basket Constituent Stocks or one or more of the Basket Indices prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  acquire or dispose of securities of the issuers of the Basket Constituent Stocks,

  acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the closing level of any Basket Index or the value of the Basket Constituent Stocks, acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the expiration date. That step may involve sales or purchases of the Basket Constituent Stocks, listed or over-the-counter options or futures on the Basket Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any Basket Index or other components of the equity markets.

The hedging activity discussed above may adversely affect the market value of the Warrants from time to time. See “Risk Factors” on page S-9 for a discussion of these adverse effects.

Supplemental United States Federal Income Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Warrants and receiving payments of interest, principal and/or other amounts under the Warrants. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you acquire Warrants in the offering and you hold your Warrants as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  a dealer in securities,

  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  a bank,

  a life insurance company,

  a tax-exempt organization,

  a person that owns Warrants as part of a straddle or a hedging or conversion transaction for tax purposes, or a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Warrants, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Warrants should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Warrants.

You should consult your own tax advisor regarding the U.S. federal, state and local tax consequences of owning and disposing of Warrants in your particular circumstances.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Warrants and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Section 1256 of the Code requires that certain financial contracts, including “non-equity options” be “marked-to-market” on the last day of a United States holder’s taxable year. In addition to certain other requirements, an option will only be treated as a “non-equity option” for purposes of Section 1256 of the Code if the option is traded on (or subject to the rules of) a qualified board or exchange. Since the

Supplemental United States Federal Income Tax Considerations

Warrants will not be listed on any securities exchange, the Warrants should not be treated as “non-equity options” for purposes of Section 1256 of the Code and the provisions of Section 1256 of the Code should therefore not apply to the Warrants. Accordingly, you should not be required to mark your Warrants to market and you should recognize taxable gain and loss only upon the sale, exchange, exercise or expiration of your Warrants.

Upon a sale exchange, exercise or expiration of your Warrants, you should recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis in your Warrants. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Warrants will generally begin on the date after the issue date (i.e., the settlement date) for your Warrants and, if you hold your Warrants until expiration, your holding period will generally include the expiration date.

Treasury Regulations Requiring. Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Warrants or a sale of the Warrants should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Warrants or a sale of the Warrants to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Warrants.

Backup Withholding and Information Reporting There should be no backup withholding or information reporting requirements upon the exercise of your Warrants. However, if you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments to you of the proceeds from the sale of your Warrants effected at a U.S. office of a broker. Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder, and you either fail to provide an accurate taxpayer identification number, are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or, in certain circumstances, fail to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Warrants effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Warrants that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  the proceeds are transferred to an account maintained by you in the United States,

  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

Supplemental United States Federal Income Tax Considerations

In addition, a sale of a Warrants effected at a foreign office of a broker will be subject to information reporting if the broker is:

  a United States person,

  a controlled foreign corporation for United States tax purposes,

  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or a foreign partnership, if at any time during its tax year:

  one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Warrants but you may be subject to generally applicable information reporting and backup withholding requirements upon the sale of your Warrants unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Warrants specified on the front cover of this prospectus supplement. The Warrants will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Warrants at the original issue price applicable to the offered Warrants to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Warrants in market-making transactions. for more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Warrants. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Warrants after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Warrants against payment for the Warrants on or about the fourth business day following the date of the pricing of the Warrants. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Warrants on the date of pricing or the next succeeding business day will be required, by virtue of the fact that we expect the Warrants initially to settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information
incorporated by reference or provided in this
prospectus supplement or the accompanying
prospectus. We have not authorized anyone
to provide you with different information.
We are not making an offer of these
securities in any state where the offer is not
permitted. You should not assume that the
information in this prospectus supplement is
accurate as of any date other than the date
on the front of the document.

Call Warrants Linked to a
Global Index Basket

UBS AG • Call Warrants
linked to a
Global Index Basket
Expiring on or about April 21, 2011

Prospectus Supplement

April •, 2007
(To Prospectus dated March 27, 2006)

UBS Investment Bank
UBS Financial Services Inc.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-9
The Indices	S-16
Valuation of the Warrants	S-27
Terms of the Warrants	S-28
Capitalization of UBS	S-33
Use of Proceeds and Hedging	S-34
Supplemental United States Federal Income
Tax Considerations	S-35
ERISA Considerations	S-38
Supplemental Plan of Distribution	S-39

Prospectus

Introduction	3
Cautionary Note Regarding Forward-
Looking Statements	5
Incorporation of Information About
UBS AG	7
Where You Can Find More
Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S.
Laws Against UBS AG, Its
Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May
Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry
Issuance	53
Considerations Relating to Indexed
Securities	59
Considerations Relating to Securities
Denominated or Payable in or Linked to
a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of
Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82